EXHIBIT 99.2

ADDITIONAL SECOND QUARTER 2007 DISCLOSURES

(Unaudited)

•	Cash, cash equivalents and short-term investments at June 30, 2007 were $428.7 million, of which $29.6 million was restricted.

•	Aircraft purchase deposits at June 30, 2007 were $113.3 million.

•	Financing facility for pre-delivery deposits for 2009 and 2010 deliveries closed during the quarter for $82 million.

•	Long-term debt and capital lease balances at June 30, 2007 was $1.0 billion.

•	During the second quarter of 2007, we took delivery of three B737 aircraft.

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

•	The following table contains our projections for the remainder of 2007 capacity growth:

PERIOD	FORECASTED CAPACITY ADDITIONS
Q3 2007	20%
Q4 2007	14%
2007	19%

•	We project our 2008 capacity to continue to grow and increase between 10% and 11%.

•	We expect unit revenue growth to turn positive in the third quarter with and increase between 2% and 3% year over year.

•	We took delivery of two B737 aircraft in July. There are no additional deliveries scheduled until February 2008.

•

Our Q2 current outlook contains assumptions for crude and crack of $72 per barrel for crude and $16 per barrel for crack on average. The following table depicts the percentage of our expected fuel consumption that is contracted for 2007 and the average price per gallon, including taxes and fees, for the respected quarter:

PERIOD	EXPECTED FUEL HEDGED	PRICE PER GALLON (all-in)
Q3 2007	49%	$2.07 to $2.12
Q4 2007	46%	$2.05 to $2.10

•

We anticipate fuel consumption for 2007 to be approximately 365 to 370 million gallons. Annual fuel expense sensitivity due to changes in prices will be approximately plus or minus $2.5 million for every $1 per barrel change in crude or crack before the effect of hedges.

The following table depicts the range of our expected decreases for 2007 in non-fuel unit costs:

PERIOD	NON-FUEL UNIT COST
Q3 2007	Down 1% -3%
Q4 2007	Flat
2007	Down 3% - 4%

•	We expect our 2008 non-fuel unit costs to be down year over year.